Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment (“Amendment”), dated April 27, 2005, to the Employment Agreement, dated as of October 23, 2001 (the “Agreement”), among, Arch Capital Group Ltd., a Bermuda company (“Parent”), Arch Reinsurance Ltd, a Bermuda company (“Arch Re”), and Dwight R. Evans (the “Executive”).  Capitalized terms used without definition herein have the meanings given to them in the Agreement.

WHEREAS, the Executive has been appointed by the Board of Parent to serve as the Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group; and, in that connection, Executive has been issued a work permit by the Bermuda government authorities;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties have agreed to amend the Agreement as follows:

1.               Parent hereby assumes all of Arch Re’s rights and obligations under the Agreement; all references in the Agreement to the “Company” and “Companies” shall be to Parent; and Arch Re is released from all of its obligations under the Agreement.

2.               The first sentence of Section 3.01 shall be amended and restated in its entirety as follows:

“During the Employment Period, the Executive shall serve as Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group and shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board of Directors of the Company; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position at comparable companies.”

3.               SECTION 4.04 shall be hereby amended and restated as follows:

“SECTION 4.04.  Expenses.  The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Company’s requirements with respect to reporting and documentation of expenses.  In addition, the Company will reimburse the Executive, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and the United States.”

4.               All other provisions of the Agreement shall remain in full force and effect.  This amendment shall be governed by and construed in accordance with the laws of Bermuda, without giving effect to principles of conflict of laws, and may be executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ Constantine Iordanou
Printed Name:	Constantine Iordanou
Title:	President and Chief Executive Officer

ARCH REINSURANCE LTD.

By:	/s/ Marc Grandisson
Printed Name:	Marc Grandisson
Title:	President and Chief Operating Officer

/s/ Dwight R. Evans
Dwight R. Evans